Exhibit 10.2
May 24, 2011
HAND DELIVERED
MR. LARRY O. WONDER
Re: SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS
Dear Larry:
     This letter will serve as the Separation Agreement and General Release of all Claims (the “Agreement”) between you and Virco. As used in this Agreement, the term “Virco” or “Company” shall include Virco Mfg. Corporation, its divisions, subsidiaries, affiliates, and past, present or future officers, directors, shareholders, employees, agents and representatives.
     You have been employed by Virco for over 30 years and presently serve as its Vice President of Sales. We have agreed that it is in the mutual interest of you and the Company for Virco to accept your voluntary resignation of employment. By signing this Agreement and in consideration of certain compensation and benefits offered by Virco, you are agreeing to the commitments set forth below. This Agreement will fully and finally conclude the employment relationship between you and Virco on the terms and conditions that follow:
     1. Resignation. You have submitted and Virco has accepted your voluntary resignation as both an employee and an officer of the Company, effective June 30, 2011. You understand and agree that, in return for a portion of the consideration described below, you forever waive any claim you may have for re-employment.
     2. Severance Payment. In consideration of your acceptance of this Agreement, you will receive a lump sum severance payment of One Hundred Sixty-Six Thousand, Nine Hundred Thirty-Five Dollars and 75 Cents ($166,935.75), less applicable payroll taxes and deductions, which is the equivalent of twenty-five (25) months of monthly benefits from the Virco Important Performers (“VIP”) Pension Plan, to bridge the gap between your resignation on June 30, 2011 and your full retirement date of July 31, 2013.
     3. Health Care Coverage. As you are currently enrolled in Virco’s medical, dental and vision insurance plans, you are eligible to continue such coverage in accordance with COBRA upon your separation of employment. In consideration of your acceptance of this Agreement, you will receive a lump sum payment in the amount of Two Thousand Dollars ($2000.00), net of applicable payroll taxes and deductions, that you may use toward medical, dental and/or vision insurance premiums through COBRA or another source, or for any other purpose of your choosing. Virco represents that this amount is sufficient to cover the cost of medical, dental and vision insurance premiums for an individual subscriber through COBRA for four (4) months at Virco’s present rates. You understand and agree that, should COBRA insurance premiums increase at any time after the Effective Date of this Agreement, you will not be entitled to additional funds or other consideration from Virco as a result.
     4. Company Car. In consideration of your acceptance of this Agreement, you will receive a lump sum payment, net of applicable payroll taxes and deductions, in an amount sufficient to purchase your Company car for its fair market value as determined by Virco’s fleet provider. Virco represents that such payment will be adequate to cover estimated sales taxes and transfer fees in connection with the vehicle purchase.
     5. Executive Outplacement Services. In consideration of your acceptance of this Agreement, Virco will pay you a lump sum of Five Thousand Dollars ($5,000.00), net of applicable payroll taxes and deductions, in lieu of providing outplacement services. You understand and agree that you will be solely responsible for the selection, acquisition and payment of any such services.
     6. Vested Benefits. You will receive payment of any unused accrued vacation, less applicable payroll taxes and deductions. Any vested benefits you may have under Virco’s 401(k) plan, the Virco Important Performers (“VIP”) pension plan, the Virco Mfg. Corporation Employees Retirement Plan, or other such Company benefit plans or agreements will be payable in accordance with the applicable terms and conditions of such plans or agreements.
     7. Bonus. You understand and agree that you are not entitled to receive any bonus or prorated bonus that may be distributed to Virco employees pursuant to any policy, practice or plan of the Company on or after the separation of your employment.
     8. Release of all Claims. You represent that you do not currently have pending before any Court or government agency any dispute of any kind against Virco. In consideration of the various payments and benefits provided to you under the terms of this Agreement, you hereby release and forever discharge Virco from any and all claims, causes of action, demands, rights, damages, liability, costs or expenses, of every kind and description, whether known or unknown, arising at any time prior to your signing of this Agreement, including but not limited to those arising out of or in any way connected, directly or indirectly, with your employment and/or separation from employment with Virco. This release is intended as a general release, including all claims whatsoever, whether arising under local, state or federal laws of the United States of America or any other country and whether founded upon contract, tort, statute or regulation, wrongful discharge or discrimination, and specifically including, but not limited to, claims under the federal Age Discrimination in Employment Act; Title VII of the Civil Rights Act of 1964; the federal Americans With Disabilities Act; the federal Family and Medical Leave Act; and the Employee Retirement Income Security Act of 1974. This waiver of rights and release of claims is knowing and voluntary. The invalidity in whole or in part of any provision of this release shall not affect the validity of any other provision.
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     9. Waiver of California Civil Code Section 1542. The disputes released by you herein include any and all disputes, whether known or unknown, suspected or unsuspected, past or present, and whether or not they are attributable to circumstances arising out of or related to your employment with Virco or the separation of your employment. Specifically, you waive any and all rights under California Civil Code Section 1542, which reads in full as follows:
Section 1542. General Release. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially altered his settlement with the debtor.
     You acknowledge that you have separately bargained with Virco for the foregoing waiver of Section 1542.
     10. No Admission of Liability. You and Virco acknowledge and agree that nothing contained in this Agreement shall constitute or be construed as an admission of any alleged liability or wrongdoing by the other.
     11. Non-Solicitation. You agree that, for a period of two (2) years after the date of this Agreement, you will not induce or attempt to induce any employee of Virco to leave the employ of Virco or in any way interfere with the relationship between Virco and its employees.
     12. References. If asked about your separation of employment, you and Virco will state that you voluntarily resigned. Should a prospective employer wish to verify your employment with Virco, you agree to direct such inquiries to Virco’s Corporate Director of Human Resources (presently Ms. Margie McEntire) and to no other person. In response to such inquiries, Virco will confirm your voluntary resignation, dates of employment, positions held, and your final salary. If asked for further information, Virco will state that Company policy precludes the release of additional data.
     13. Confidential Information. You acknowledge that in the course of your employment with Virco you have had access to confidential or proprietary information related to Virco’s business. You further acknowledge that you have been and will continue to be under an obligation not to disclose such confidential or proprietary information to any third party unless (a) disclosure is required by law; (b) such information shall have become generally known outside Virco through no action of your own; or (c) you obtain written permission from Virco’s President or Executive Vice President.
     “Confidential or proprietary information” includes, but is not limited to, financial statements, marketing plans, product research and development, sales plans, ideas or other information regarding Virco’s objectives and strategies and any information about the business and practices of Virco that was obtained during your course of employment with the Company. You agree that any documents in your possession including such information shall be expeditiously returned to Virco. You agree that any breach or threatened breach of this provision would cause irreparable harm to Virco, that no adequate remedy exists at law or in damages for such a breach or threatened breach, and that Virco shall be entitled to an immediate injunction or restraining order in addition to any other remedies that may be available by law or equity.
     14. Disposition of Company Property. Any Company-owned property in your possession, including any office equipment or other items, shall be delivered promptly to a designated Company representative. You agree to immediately discontinue the use of any credit cards issued to you by or through Virco and to return any such credit cards to an authorized Virco representative. In addition, you agree to promptly submit any expense reports required to account for outstanding charges and to cooperate in the process of reconciling any such charges with your expense reports.
     15. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without regard to its conflict of laws provisions.
     16. Jurisdiction. You agree that any dispute arising under this Agreement shall be filed, heard and decided in Los Angeles County. You also agree to subject yourself to the personal jurisdiction and venue of the identified courts regardless of where you may be located at the time of the proceeding.
     17. Review and Consultation. You are advised to consult an attorney before executing this Agreement. Upon execution you acknowledge that you have had sufficient opportunity to review the Agreement and to consult with advisors and attorneys of your choice concerning its terms and conditions. Execution of this Agreement further acknowledges your full and complete understanding of the terms and their significance, and that those terms have been accepted freely and voluntarily, thereby binding you and your heirs, successors, personal representatives and assigns.
     18. Period for Consideration or Revocation. Virco will provide you with a period of twenty-one (21) days from the date this Agreement is first presented to you in which to consider it. In the event that you execute this Agreement prior to the expiration of the twenty-one (21) day period, you agree that you have freely elected to waive any remaining part of the consideration period. For a period of seven (7) days following the execution of this Agreement, you may revoke it by notifying Virco’s President or Executive Vice President in writing.
     19. Effective Date. If not revoked in the manner described in Paragraph 18, above, this Agreement will become effective on the eighth calendar day following its execution (the “Effective Date” of this Agreement).
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     20. Entire Agreement. This Agreement contains the entire understanding of the parties and there are no additional promises, representations, assurances, terms or provisions between the parties other than those specifically set forth herein. This Agreement may not be amended except in writing signed by you and either Virco’s President or Executive Vice President.
     If you agree with the foregoing, please execute both of the enclosed original copies of this letter and return one to Virco’s President or Executive Vice President.

Very truly yours, VIRCO MFG. CORPORATION
/s/ Douglas A. Virtue
Douglas A. Virtue
Executive Vice President

READ, UNDERSTOOD AND ACCEPTED
/s/ Larry O. Wonder
LARRY O. WONDER

Date: May 24, 2011